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                                                                    EXHIBIT 99.1


SIMULATIONS PLUS
Integrating Science and Software

For Further Information:
SIMULATIONS PLUS, INC.
1220 W. Avenue J
Lancaster, CA 93534-2902
661.723.7723
www.simulations-plus.com

CONTACT:
Investor Relations
------------------
Ms. Renee Bouche
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:

December 2, 2005


                   SIMULATIONS PLUS FILES AMENDED FORM 12B-25

         COMPANY PROVIDES PRELIMINARY EARNINGS FOR FISCAL YEAR 2005 AND
                          GUIDANCE FOR FISCAL YEAR 2006

         LANCASTER, CA, DECEMBER 2, 2005 - Simulations Plus, Inc. (AMEX: SLP), a leading provider of ADMET absorption simulation and structure-to-property prediction software for pharmaceutical discovery and development, announced that it will file an amended Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission today.

         Ms. Momoko Beran, chief financial officer of Simulations Plus, said:
"In the first Form 12b-25, we checked the option that said `No' to the item that asks whether it is anticipated that any significant change in results of operations will be reflected by the earnings statements in the forthcoming 10-KSB. We should have checked `Yes' for that item.

         "Revenues for fiscal year 2005 (FY05) were $4.752 million, as compared to $5.207 million in FY04. Revenues for our Words+ subsidiary increased $333,000, while revenues for the Simulations Plus pharmaceutical software and services business decreased $788,000. The largest changes in pharmaceutical software and services revenues were due to three factors: (1) revenues of $860,000 from multi-year software licenses with two customers in FY04 were recognized during that fiscal year, resulting in no revenue recognized in FY05 for those licenses; (2) three smaller customers did not renew their annual licenses, resulting in a net decrease of $80,000, although this was offset by eight new customers that generated revenues of $259,000; and (3) income from study contracts decreased by $65,000."

         Ms. Beran continued: "Net income for FY05 was $262,000, compared to $835,000 for FY04. This decrease was due to two factors: (1) the lower pharmaceutical software revenues as explained above, and (2) a change in provision for income taxes from a benefit of $138,000 in FY04 to an expense of $86,000 in FY05, resulting in a decrease of $224,000. Shareholders' equity grew by 9.4%, from $4.446 million to $4.862 million during FY05."


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         Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: "The results for last fiscal year are somewhat disappointing; however, we are very optimistic about the current fiscal year for three important reasons:
(1) all multi-year licenses expire by November 2006, and we expect all of our customers who have such licenses to renew, with all but one during the current fiscal year; (2) our customer base continues to grow, which builds the base for future license renewals; and (3) our recent acquisitions of the assets of Sage Informatics and Bioreason have provided us with a new product line that generated approximately $1 million in gross revenues over the previous year, and we expect to do as well or better with this product line in the coming year. In fact, we have already begun to receive payments from the purchased accounts receivable for ClassPharmer software licenses.

         "Our guidance for FY06 is that we currently expect to generate revenues of at least $5.8 million, or an increase of over $1 million from FY05. We are not providing an earnings estimate at this time; however, our estimated increase in earnings is based primarily on software revenues, which enjoy high margins. Going forward, we will recognize revenues from multi-year licenses ratably rather than up-front. This will eliminate the extreme lumpiness we've experienced in the past."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California. For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical and assistive technology industries, the ability of the Company to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, the continued high renewal rate for the companies software licenses, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.


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